Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	January 31, 2013
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

AmeriGas Partners Reports Significant Increase in First Quarter Earnings

VALLEY FORGE, Pa., January 31—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners for the first quarter of fiscal 2013 ended December 31, 2012 of $96.7 million compared to $42.5 million for the same period last year. Net income attributable to AmeriGas Partners for the current-year period reflects increased earnings associated with the operations of Heritage Propane, which was acquired in January 2012. The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) increased to $193.3 million for the first quarter of 2013 compared to $87.4 million for the same period last year reflecting the impact of the Heritage Propane acquisition.

Retail volumes sold reflect incremental sales associated with the operations of Heritage Propane partially offset by the impact of significantly warmer than normal weather. For the three months ended December 31, 2012, retail propane volumes sold were 350.7 million gallons compared with retail propane volumes of 220.9 million gallons in the prior-year period. Weather for the quarter was 9.0% warmer than normal, but 3.4% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration (“NOAA”). Weather for the month of December was 13.1% warmer than normal and 1.5% warmer than last year, according to NOAA.

Jerry E. Sheridan, chief executive officer of AmeriGas, said, “Despite promising weather during much of October and into November, the peak heating season got off to a slow start during December, when we experienced weather that was significantly warmer than normal and even slightly warmer than December 2011. Despite the short-term challenges brought about by these uneven weather patterns, our management team remains focused on providing excellent customer service and delivering the significant benefits of the Heritage Propane acquisition. We are on track to recognize $60 million in synergies when the integration is completed later this year and we are confident that, given a return to more normal weather, we will more fully demonstrate the true earnings power of the New AmeriGas. Given our results thus far and assuming essentially normal weather for the remainder of the year, we now anticipate Adjusted EBITDA for fiscal 2013 to be in the range of $620 million to $645 million.”

Revenues for the quarter increased to $876.6 million from $683.8 million in the prior-year period, reflecting the higher retail volumes sold partially offset by lower average selling prices. The average wholesale cost of propane at Mont Belvieu, Texas, for the current quarter was approximately 38% lower than the average cost in the same period last year. Total margin increased $184.6 million due to higher volumes sold, higher average retail unit margins and increased total margin related to ancillary sales and services.

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AmeriGas Partners Reports Significant Increase in First Quarter Earnings	Page 2

Operating and administrative expenses increased $83.6 million primarily reflecting incremental expenses associated with the operations of Heritage Propane. Acquisition and transition expenses associated with Heritage Propane were $5.5 million in the current-year period compared to $3.7 million in the prior-year period. Operating income increased $79.8 million primarily reflecting the higher total margin partially offset by the increased operating expenses and greater depreciation and amortization expenses ($25.2 million) principally associated with Heritage Propane.

EBITDA, Adjusted EBITDA, and total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, and Heritage Propane acquisition and transition expenses. Total margin represents total revenues less total cost of sales. Management believes the presentation of these measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from approximately 2,100 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. An affiliate of Energy Transfer Partners, L.P. owns 32% of the Partnership and the public owns the remaining 42%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 4:00 PM ET on Thursday, January 31, 2013. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 7:00 PM ET on January 31 through 9:00 pm on February 5. The replay may be accessed at 1-877-344-7529, conference ID 10019731 and International access 1-412-317-0088, conference ID 10019731.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate Heritage Propane and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-02	###	1/31/13

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Propane	$797,059	$637,283	$2,837,407	$2,343,910
Other	79,588	46,529	277,044	177,641

	876,647	683,812	3,114,451	2,521,551

Costs and expenses:
Cost of sales—propane	429,563	429,980	1,642,241	1,555,441
Cost of sales—other	22,521	13,828	85,764	58,349
Operating and administrative expenses	243,517	159,910	972,300	624,058
Depreciation	38,323	20,931	151,617	83,836
Amortization	11,028	3,257	42,669	12,395
Other income, net	(8,171)	(4,190)	(30,502)	(23,998)

	736,781	623,716	2,864,089	2,310,081

Operating income	139,866	60,096	250,362	211,470
Loss on extinguishments of debt	0	0	(13,349)	(38,117)
Interest expense	(41,196)	(16,533)	(167,304)	(64,676)

Income before income taxes	98,670	43,563	69,709	108,677
Income tax expense	(627)	(450)	(2,108)	(421)

Net income	98,043	43,113	67,601	108,256
Less: net income attributable to noncontrolling interests	(1,378)	(588)	(2,436)	(2,076)

Net income attributable to AmeriGas Partners, L.P.	$96,665	$42,525	$65,165	$106,180

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$5,219	$1,991	$16,347	$6,712

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$91,446	$40,534	$48,818	$99,468

Income per limited partner unit (a)
Basic	$0.93	$0.55	$0.53	$1.63

Diluted	$0.93	$0.55	$0.53	$1.63

Average limited partner units outstanding:
Basic	92,820	57,133	90,403	57,128

Diluted	92,902	57,193	90,466	57,180

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	350.7	220.9	1,147.3	838.7
EBITDA (b)	$187,839	$83,696	$428,863	$267,508
Adjusted EBITDA (b)	$193,327	$87,413	$490,170	$309,342
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$10,054	$11,790	$43,329	$39,600
Transition capital related to Heritage integration	$4,541	$0	$22,149	$0
Growth capital expenditures	$11,894	$9,813	$42,548	$37,925

(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2012.
(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s reportable segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about reportable segments as the profitability measure for its domestic propane segment. EBITDA in the three months ended December 31, 2012 and 2011 includes acquisition and transition expense of $5,488 and $3,717, respectively, associated with the Heritage Propane acquisition. EBITDA in the twelve months ended December 31, 2012 includes a pre-tax loss of $13,349 from extinguishments of debt and acquisition and transition expense of $47,958 associated with the Heritage Propane acquisition. EBITDA in the twelve months ended December 31, 2011 includes a pre-tax loss of $38,117 from extinguishments of debt and acquisition-related expense of $3,717 associated with the Heritage Propane acquisition.

The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income attributable to AmeriGas Partners, L.P.	$96,665	$42,525	$65,165	$106,180
Income tax expense	627	450	2,108	421
Interest expense	41,196	16,533	167,304	64,676
Depreciation	38,323	20,931	151,617	83,836
Amortization	11,028	3,257	42,669	12,395

EBITDA	$187,839	$83,696	$428,863	$267,508
Heritage Propane acquisition and transition expense	5,488	3,717	47,958	3,717
Loss on extinguishments of debt	—	—	13,349	38,117

Adjusted EBITDA (1)	$193,327	$87,413	$490,170	$309,342

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA and Adjusted EBITDA for the fiscal year ending September 30, 2013:

Forecast Fiscal Year Ending September 30, 2013
Net income attributable to AmeriGas Partners, L.P. (estimate)	$244,000
Interest expense (estimate)	166,000
Income tax expense (estimate)	2,500
Depreciation (estimate)	156,000
Amortization (estimate)	44,000

EBITDA	$612,500
Transition expenses (estimate)	20,000

Adjusted EBITDA (1)	$632,500

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

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